Exhibit (e)(1)

AMENDMENT TO DISTRIBUTION AGREEMENT
Dated  July 24, 2001


	The Distribution Agreement by and between First Pacific Mutual Fund, Inc., a Maryland corporation (the "Company"), for the First Hawaii Municipal Bond Fund series and the First Hawaii Intermediate Municipal Fund series and First Pacific Securities, Inc., a Hawaii corporation, is amended as follows:


FIRST:	The Distribution Agreement is hereby amended to
change the name of the First Hawaii Municipal Bond Fund to the Hawaii Municipal Fund and the name of the First Hawaii
Intermediate Municipal Fund to the Hawaii Intermediate Fund.

	SECOND:	The foregoing amendments to the Distribution
Agreement have been duly approved by at least a majority of the entire Board of Directors of the Company. The amendments are limited to changes expressly permitted to be made without action of the shareholders.

	THIRD:	The Distribution Agreement Amendment will
become effective on July 24, 2001.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

					FIRST PACIFIC MUTUAL FUND, INC.


					By:  /s/  Terrence K.H. Lee
  					     Terrence K.H. Lee, President
[Corporate Seal]

					Attest:  /s/  Jean M. Chun
						   Jean M. Chun, Secretary



FIRST PACIFIC SECURITIES, INC.


					By:  /s/  Terrence K.H. Lee
					     Terrence K.H. Lee, President
[Corporate Seal]

					Attest:  /s/  Jean M. Chun
				  		   Jean M. Chun, Secretary